UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2013

CHINA PRECISION STEEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23039	14-1623047
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

18th Floor, Teda Building

87 Wing Lok Street, Sheungwan, Hong Kong

People’s Republic of China

(Address of principal executive offices)

852-2543-2290

(Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in a current report on Form 8-K filed by China Precision Steel, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on October 19, 2012, the Company received a deficiency letter from Listing Qualifications Staff at The NASDAQ Stock Market (“NASDAQ”) due to the resignations of Che Kin Lui and Daniel Carlson as members of the board of directors (the “Board”) of the Company, effective August 8, 2012 and October 9, 2012, respectively.

Further, as previously reported in a current report on Form 8-K filed by the Company with the SEC on May 15, 2013, David P. Wong resigned as a member of the Board and as Chairman of the Audit Committee, effective May 9, 2013, and on May 9, 2013, the Board approved by unanimous written consent the appointment of Li Jian Lin as a member of the Board and as Chairman of the Audit Committee of the Company, effective July 1, 2013. As a result, and notwithstanding Mr. Li’s pending appointment, the Board currently consists of one independent member of the Board and Audit Committee.

On June 11, 2013, the Company received a deficiency letter from Listing Qualifications Staff at NASDAQ indicating that the Company no longer complies with the independent director and audit committee composition requirements set forth in the NASDAQ’s Listing Rule 5605. Specifically, NASDAQ Listing Rule 5605(b)(1) requires that a majority of the Company’s Board be comprised of independent members and NASDAQ Listing Rule 5605(c)(2) requires that the Company’s Audit Committee be comprised of at least three independent members.

The letter sets forth that NASDAQ, pursuant to its discretionary authority set forth in Listing Rule 5101, has shortened the period for the Company to submit the Company’s plan to regain compliance to June 18, 2013. If the plan is accepted, NASDAQ will grant an extension up to 180 days from the date of the letter to evidence compliance. The Company is in the process of preparing such plan, for submission to NASDAQ prior to the extended deadline of June 25, 2013, in order to regain compliance with the NASDAQ independence requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHINA PRECISION STEEL, INC.

Date: June 17, 2013	By:	/s/ Hai Sheng Chen
	Name:	Hai Sheng Chen
	Title:	Chief Executive Officer